                                                                     Exhibit 1.1



               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)


                                  ANNOUNCEMENT

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The 2003 Annual General Meeting of China Eastern Airlines Corporation Limited
was held on 18th June, 2004.
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Further to the notice dated 28th April, 2004 (the "AGM NOTICE") convening the
2003 Annual General Meeting (the "AGM") of China Eastern Airlines Corporation Limited (the "COMPANY") and an announcement dated 10th May, 2004 issued by the Company, the board of directors of the Company (the "BOARD") is pleased to announce that the AGM was held on Friday, 18th June, 2004. All resolutions set out in the AGM Notice (including the ordinary resolutions regarding appointments and re-appointments of the Company's directors and supervisors, and the special resolution regarding certain proposed amendments to be made to the Company's articles of association, as revised in the manner as described in the Company's announcement dated 10th May, 2004) were passed at the AGM.

With effect from the conclusion of the AGM, the Board comprises the following members:

MR. YE YIGAN (CHINESE CHARACTER), aged 62, non-executive director, is the incumbent chairman of the Board. Mr. Ye joined the civil aviation industry in 1965. From 1983, he served as deputy chief engineer of the aircraft repair factory of the China Aviation Administration of China Shanghai Bureau. From 1985, he served as head of the aircraft repair factory of the CAAC Shanghai Bureau. In December, 1987 he became deputy head of the CAAC East China Bureau. From 1992, he served as president and deputy party secretary of China Aviation Supplies Corp. From June, 1996, he served as head and party secretary of the CAAC East China Bureau. From April, 2001 to September, 2002, he served as president and party secretary of Eastern Air Group Company. From June, 2001 he became chairman of the Board. In October, 2002, he became president and deputy party secretary of China Eastern Air Holding Company. Mr. Ye graduated from the China Civil Aviation Institute in Tianjin, with a major in aircraft instrument maintenance. He holds the title of Senior Engineer.

MR. LI FENGHUA (CHINESE CHARACTER), aged 55, executive director, is currently the President of the Company. Mr. Li joined the civil aviation industry in 1968 and was deputy head, and subsequently became head, of the 26th Fleet of the Civil Aviation Administration of China from 1987 to 1992. From 1992 to 1996, Mr. Li served as vice-president, and then became president, of the Hubei branch of China Southern Airlines (Group). Since 1996, he became vice-president of China Southern Airlines Company Limited and vice-president of China Southern Airlines (Group). In 2000, Mr. Li became party secretary and vice-president of China Southern Airlines Company Limited. Since October, 2002, he has been serving as the President of the Company and vice-president of China Eastern Air Holding Company. Mr. Li graduated from the China Civil Aviation Senior Aviation School and holds the title of First Class Pilot.

MR. WAN MINGWU (CHINESE CHARACTER), aged 58, executive director, is currently the Company's party

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secretary and vice-President. Mr. Wan joined the civil aviation industry in
1968. From 1983 to 1990 he was deputy section chief and section chief of the cadre section of the political department of the CAAC Shenyang Bureau. From 1990 to 1992 he was section chief of the personnel section of China Northern Airlines. From 1992 to 1995 he was deputy party secretary of China Northern Airlines and from 1995 to 2000 he was party secretary of China Northern Airlines. Since December, 2000 he has been party secretary and vice president of the Company. Mr. Wan graduated from Civil Aviation Mechanics Vocational School. Mr. Wan is a college graduate and holds the title of Senior Political Work Instructor.

MR. CAO JIANXIONG (CHINESE CHARACTER), aged 46, non-executive director, joined the civil aviation industry in 1982. From 1992, he served as president of Shanghai Eastern Airlines Development Company and in 1994 he became president of Eastern Airlines Futures Brokerage Company. In early 1996 he served as assistant president of the Company. From 1997, he served as vice president and chief financial officer of the Company. Since December, 1999, he has served as vice president of Eastern Air Group Company. Since October, 2002, he served as vice president of China Eastern Air Holding Company, and he also became the party secretary of China Eastern Air Northwest Company since December, 2002. Mr. Cao graduated from the Civil Aviation Management Institute with a major in labour economics. Mr. Cao also received a Master's degree in global economics from Eastern China Normal University's Department of International Finance. Mr. Cao holds the title of Economist.

MR. ZHONG XIONG (CHINESE CHARACTER), aged 59, non-executive director, joined the civil aviation industry in 1970. From 1986 to 1988, he was vice president of Transportation Services Company of the CAAC Shanghai Bureau and was president of the sales and transportation department of China Eastern Airlines from 1988 to 1992. From 1992 to April, 1995, he was vice president of China Eastern Airlines. From May, 1995 to April, 2002, Mr. Zhong has been vice president of the Company, and has become the Chairman of the workers' union of China Eastern Air Holding Company since April, 2002. He graduated in 1970 from the English Department of Liaoning Teacher's College and holds the title of Economist.

MR. LUO ZHUPING (CHINESE CHARACTER), aged 52, executive director, is the secretary of the Board and the head of the secretariat of the Board. Mr. Luo joined China Eastern Airlines in 1988. He was deputy chief and then chief of the enterprise management department of China Eastern Airlines from 1992 to 1997. He was deputy head of the share system office from 1993 to 1996. In 1997, he became the secretary of the Board and the head of the secretariat of the Board. Mr. Luo has been taking part in the converting of operations into private operations since 1993. Mr. Luo graduated from the Faculty of Philosophy and the Faculty of Law of Anhui University in 1979 and 1985, respectively. In 1994, Mr. Luo received a Master's degree from the Economics Department of Eastern China Normal University, majoring in global economics. In 1998, he participated in the training programme for senior managers of large state-owned enterprises organised in the U.S.A. by the State Economic and Trade Commission and Morgan Stanley.

MR. HU HONGGAO (CHINESE CHARACTER), aged 52, executive director, is the secretary of the Board and the head of the secretariat of the Board. Mr, aged 51, independent non-executive director, is the vice-dean and professor of law at Fu Dan University School of Law as well as the head of the Civil and Commercial Law Research Centre of Fu Dan University, supervising doctoral students majoring in civil and commercial law at Fu Dan University. He is also a senior lawyer at the Shanghai Shen Yang Law Office. Mr. Hu is a managing director of China Commercial Law Research Society, a managing director of China Economic Law Research Society (CHINESE CHARACTER), a member of the Legislative Consultation Committee of the Shanghai

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Municipal Government, a member of the Legislative Profession Consultation
Committee of the Shanghai Standing Committee of the People's Congress (CHINESE CHARACTER), vice-chairman of the Shanghai Economic Law Research Society and an arbitrator of the Shanghai Arbitration Committee.

MR. PETER LOK (CHINESE CHARACTER), aged 68, independent non-executive director, went to the College of Air Traffic Control in England for further studies after joining the Hong Kong Civil Aviation Department in December 1956. He studied air transport, air accident investigation and administration and management of civil aviation in England from 1968 to 1973. In 1982, he became assistant director of the Hong Kong Civil Aviation Department. From 1985, during his time in office at the air services division of the Hong Kong Civil Aviation Department, he participated in negotiations with various countries regarding air traffic rights. He became deputy director in 1988, and subsequently became director in 1990 of the Hong Kong Civil Aviation Department. Mr. Lok retired in 1996 and has served as a consultant at the Flights Standards Department of the CAAC. Mr. Lok is the first Chinese director of the Hong Kong Civil Aviation Department and was at one time an instructor of the College of Air Traffic Control of Hong Kong.

MR. WU BAIWANG (CHINESE CHARACTER), independent non-executive director, joined the civil aviation industry in 1959 and was deputy fleet leader and subsequently became fleet leader of the 12th Fleet of the CAAC from 1976 to 1984. From 1984 to 1992, Mr. Wu was deputy head and subsequently became head of the CAAC Jilin Bureau. From 1992 to 1995, Mr. Wu was head and party secretary of the CAAC Northeastern Bureau. From September, 1995 to 1998, he became president of China General Aviation Corporation. He was the party secretary and vice-president of Guangzhou Baiyun International Airport Group Company and the chairman of the board of directors of Guangzhou Baiyun International Airport Company Limited from 1998 to September 2003. Mr. Wu graduated from Chinese Civil Aviation School in 1965 and holds the title of First Class Pilot.

MR. ZHOU RUIJIN (CHINESE CHARACTER), aged 66, independent non-executive director, was deputy editor-in-chief and the East China regional director of the People's Daily. From 1988 to 1993 Mr. Zhou was party secretary and deputy editor-in-chief of the Liberation Daily. From April 1993 to 1996 he was deputy editor-in-chief of the People's Daily and from 1996 to 2000 he was deputy editor-in-chief and the East China regional director of the People's Daily. After having retired, he became Vice-chairman of the China Productivity Council and Chairman of the Shanghai Productivity Council. Mr. Zhou graduated from the journalism department of Fudan University in 1962.

MR. XIE RONG (CHINESE CHARACTER), aged 53, independent non-executive director, is a certified accountant in the People's Republic of China. Mr. Xie is the deputy head of Shanghai National Accounting Institute. He taught at the faculty of accounting of Shanghai University of Finance and Economics from December, 1985 to March, 1997, and had been an assistant professor, a professor, a doctorate-tutor and the deputy dean of the faculty. Mr. Xie was a partner of KPMG Huazhen from December, 1997 to October, 2002, and has, since October, 2002, been the deputy head of Shanghai National Accounting Institute. Mr. Xie graduated from Shanghai University of Finance and Economics and has a doctorate degree in Economics.

With effect from the conclusion of the AGM, the Company's supervisory committee comprises the following members:

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

MR. LI WENXIN (CHINESE CHARACTER), aged 56, is currently chairman of the Company's supervisory committee. Mr. Li joined the civil aviation industry in 1970. From 1992 to 1995 he was secretary of the disciplinary committee of China General Aviation Company. From 1995 to 1996 he was deputy party secretary of China General Aviation Corporation. From 1996 to 1998 he was deputy president of China General Aviation Corporation and from February 1998 to June 2002, he was party secretary and executive deputy president of the Shanxi branch of the Company. From June, 2000 to September, 2002, he served as deputy party secretary and secretary of the disciplinary committee of Eastern Air Group Company. Since October, 2002, he served as party secretary and vice president of China Eastern Air Holding Company. He has been the chairman of the Company's supervisory committee since June, 2000. Mr. Li received university education and is a qualified Senior Political Work Instructor.

MR. BA SHENGJI (CHINESE CHARACTER), aged 46, joined the civil aviation industry in 1978. From 1980, Mr. Ba was an accountant at the department of finance of the CAAC Shanghai Bureau. From 1988, he served as the section head of the department of finance of China Eastern Airlines. In 1993, Mr. Ba became the deputy head of the department of finance of China Eastern Airlines. In March, 1997, Mr. Ba became the chief officer of the auditing office of the Company. From December, 1997 to September, 2002, he served as the head of Eastern Air Group Company's auditing department. Since October, 2002, he became the head of China Eastern Air Holding Company's auditing department. Since January, 2003, he concurrently served as chief of China Eastern Air Holding Company's disciplinary committee's administrative office. Mr. Ba received university education and is a qualified auditor.

MR. YANG XINGEN (CHINESE CHARACTER), aged 51, is the deputy secretary for disciplinary committee of China Eastern Airlines. Mr. Yang was the deputy political committee member of the 1st flying battalion and political member of the 2nd battalion of 105th Regiment, 35th Division from July 1980 to July 1986. From July 1986 to October 1997, he was the party branch secretary and manager of China Eastern Airlines Advertisement Service Company respectively. From October, 1997 to April, 2000, he was the party deputy secretary, secretary for the disciplinary committee and political director of the Shanghai flying squadron of China Eastern Airlines. From April, 2000 to August, 2002, he was the deputy secretary for the disciplinary committee cum director of the office for discipline committee and director of the supervision office. From April, 2002, he has been the deputy secretary for the disciplinary committee of China Eastern Airlines. Mr. Yang has been educated to the tertiary level. He was graduated from the faculty of mechanics of the Second Aviation Mechanics School of the air force.

MS. YANG JIE (CHINESE CHARACTER), aged 35, joined the civil aviation industry in 1992. From 1996 to 1998 she was electronic technology supervisor of the technology office and Communist Youth League secretary of the overhaul department at the aircraft maintenance base of the Company. From 1998 to September, 2000 she was Communist Youth League deputy secretary of the aircraft maintenance base of the Company. She was the deputy secretary of the Company's Communist Youth League from September, 2000 to July, 2002, and the secretary of the Company's Communist Youth League from August, 2002 to January, 2003. Since January, 2003, she has been the secretary of the Communist Youth League of China Eastern Air Holding Company, as well as the secretary of the Communist Youth League of the Company. Ms. Yang graduated with a major in aviation electronics from the China Civil Aviation Academy and a major in Business Administration from Sunny Management Academy (CHINESE CHARACTER) at Donghua University and she received a master degree in Business Administration. She is also a qualified engineer.

MR. LIU JIASHUN (CHINESE CHARACTER), aged 48, was, from 1993 to 1999, party secretary, deputy

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president and secretary of the disciplinary committee secretary of China
Aviation Fuel Hainan Company, as well as chairman of the board and president of Hainan Nanyang Air Transport Co., Ltd. From 1997 to 1999 he was also in charge of fuel supply engineering at Haikou's Meilan Airport and served as director of Meilan Airport Co., Ltd. and vice chairman of the board and president of Meilan Industrial Co., Ltd. From 1999 to 2000 he was deputy party secretary of China Aviation Fuel East China Company and he is currently deputy party secretary and secretary of the disciplinary committee of the East China branch of China Aviation Fuel Company. Mr. Liu is a former graduate student and has qualifications as a political work instructor.

The interests of the above directors and supervisors of the Company in the Company's issued share capital are set out as follows:

                                                         NUMBER AND TYPE OF SHARES HELD AND NATURE OF INTEREST
                                                                                                            CAPACITY
                                                                                                          IN WHICH THE
                                                                                                          A SHARES ARE
NAME            POSITION                              PERSONAL      FAMILY  CORPORATE      TOTAL              HELD
----            --------                              --------      ------  ---------      -----          ------------
Ye Yigan        Chairman of the Board                    -             -        -              0               -
Li Fenghua      Director, President                      -             -        -              0               -
Wan Mingwu      Director, Vice-President                 -             -        -              0               -
Cao Jianxiong   Director                           2,800 A shares      -        -       2,800 A shares   Beneficial owner
                                                       (Note)                               (Note)
Zhong Xiong     Director                           2,800 A shares      -        -       2,800 A shares   Beneficial owner
                                                       (Note)                               (Note)
Luo Zhuping     Director, Secretary of the Board   2,800 A shares      -        -       2,800 A shares   Beneficial owner
                                                       (Note)                               (Note)
Hu Honggao      Independent non-executive                -             -        -              0                -
                director
Peter Lok       Independent non-executive                -             -        -              0                -
                director
Wu Baiwang      Independent non-executive                -             -        -              0                -
                director
Zhou Ruijin     Independent non-executive                -             -        -              0                -
                director
Xie Rong        Independent non-executive                -             -        -              0                -
                director
Li Wenxin       Chairman of the supervisory              -             -        -              0                -
                committee
Ba Shengji      Supervisor                         2,800 A shares      -        -       2,800 A shares   Beneficial owner
                                                       (Note)                               (Note)
Yang Xingen     Supervisor                               -             -        -              0                -
Yang Jie        Supervisor                               -             -        -              0                -
Liu Jiashun     Supervisor                               -             -        -              0                -

Note: representing approximately 0.000933% of the Company's total issued listed
      A shares, totalling 300,000,000 A shares

Save as disclosed above, none of the Company's directors or supervisors and their respective associates has any interest or short position in the shares, underlying shares and/or debentures (as the case may be) of the Company and/or any of its associated corporations (within the meaning of Part XV of the Securities and Futures Ordinance ("SFO")) which is required to be notified to the Company and The Stock Exchange of Hong Kong Limited pursuant to the provisions of Divisions 7 and 8 of Part XV of the SFO (including any interest and short position which any of such directors or supervisors and their respective associates are taken or deemed to have under such provisions of the
SFO), or is required to be entered in the register of interests required to be kept by the Company pursuant to section 352 of the SFO.

Save as disclosed above, each of the above Company's directors and supervisors does not have other relationships with any other directors or supervisors, senior management or substantial or controlling shareholders of the Company. The above directors and supervisors of the Company are appointed for a term of three years. They have not entered into any service contract with the

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Company and their emoluments are yet to be determined.

The Board hereby also announces that with effect from the conclusion of the AGM, Chen Quanxin retired and ceased to be a director of the Company, and Zhou Rongcai ceased to be a supervisor of the Company because of a reallocation of his work duties. Neither of them was aware of any matter that needs to be brought to the attention of the Company's shareholders.

                                                         By order of the Board
                                                         CHINA EASTERN AIRLINES
                                                          CORPORATION LIMITED
                                                              LUO ZHUPING
                                                           Company Secretary

Shanghai, the People's Republic of China
18th June, 2004

Please also refer to the published version of this announcement in the China Daily (English) and Hong Kong Commercial Daily (Chinese).

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